UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

LTX-Credence Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

December 10, 2013

The Annual Meeting of Shareholders of LTX-Credence Corporation (the “Company”) will be held at the Company’s offices at 825 University Avenue, Norwood, Massachusetts 02062 on December 10, 2013, beginning at 10:30 a.m., Eastern Time, for the following purposes:

1.	To elect three members of the Board of Directors to serve for three-year terms as Class III Directors.

2.	To approve an advisory vote on the compensation of the Company’s named executive officers.

3.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2014.

4.	To consider one non-binding shareholder proposal.

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on October 15, 2013 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the Annual Meeting.

By Order of the Board of Directors
COLIN J. SAVOY, Secretary

October 30, 2013

Whether or not you expect to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instruction as soon as possible to assure representation of your shares at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials, or Notice, that you received in the mail, the section titled Information About the Annual Meeting and Voting beginning on page 1 of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card. If you received these proxy materials in the mail and are returning a proxy card via the enclosed envelope, no postage need be affixed if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 10, 2013: This proxy statement and LTX-Credence’s 2013 annual report to shareholders are available at www.edocumentview.com/LTXC.

825 UNIVERSITY AVENUE

NORWOOD, MASSACHUSETTS 02062

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

We have made these proxy materials available to you over the Internet, or have delivered paper copies of these materials to you by mail, in connection with the solicitation by the Board of Directors (the “Board”) of LTX-Credence Corporation (“LTX-Credence,” the “Company,” “we,” “our” or “us”) of proxies for use at the 2013 Annual Meeting of Shareholders to be held on December 10, 2013 at 10:30 a.m. Eastern Time, and any adjournments thereof (the “2013 Annual Meeting”). These materials include information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (“SEC”) and are designed to assist you in voting on the matters presented at the 2013 Annual Meeting. The proxy materials include our proxy statement for the 2013 Annual Meeting, our 2013 annual report to shareholders which includes our Annual Report on Form 10-K for the fiscal year ended July 31, 2013, and, if you received a paper copy of these materials, a proxy card or voting instruction card. If you received a Notice of Internet Availability of Proxy Materials, or Notice, please see “Notice and Access” below. All amounts in this proxy statement have been adjusted to give effect to the 1-for-3 reverse split of the Company’s common stock that was effected on September 30, 2010.

Notice and Access

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this proxy statement and our 2013 annual report to shareholders, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the printed proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders commencing on or about October 30, 2013, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Solicitation of Proxies

Solicitation of proxies is expected to commence on October 30, 2013, and the cost thereof will be borne by the Company. Solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses. The Company’s directors, officers and employees may assist in the solicitation of proxies by Internet, telephone, mail and personal interview without additional compensation. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements and expenses that are not expected to exceed $13,000 in the aggregate.

Proposals to be Voted Upon

Proposal 1. To elect three members of the Board to serve for three-year terms as Class III Directors.

Proposal 2. To approve an advisory vote on the compensation of the Company’s named executive officers.

Proposal 3. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2014 (“fiscal 2014”).

Proposal 4. To consider one non-binding shareholder proposal.

Proposal 5. To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board recommends that you vote “FOR” the election of the three nominees listed in Proposal 1, each to serve for a three-year term as a Class III Director, “FOR” the advisory resolution approving the compensation of the Company’s named executive officers, “FOR” the ratification of the appointment of BDO USA, LLC as the Company’s independent registered public accounting firm for fiscal 2014 and “AGAINST” the non-binding shareholder proposal set forth in this proxy statement.

When your proxy is submitted via the Internet or by telephone or mail, your shares will be voted by the persons named as proxies in accordance with your instructions unless you revoke your proxy in advance of the 2013 Annual Meeting. You are urged to specify your voting instructions on your proxy. If you sign and return your proxy without instructions, your shares will be voted “FOR” election of each of the three nominees listed in Proposal 1, “FOR” Proposals 2 and 3, “AGAINST” Proposal 4, and in the discretion of the persons named as proxies as to other matters that may properly come before the 2013 Annual Meeting.

Voting Procedures

Any shareholder who owns shares of common stock of record (that is, holds its stock in its own name) may vote either in person at the 2013 Annual Meeting or by proxy. For directions to the location of the 2013 Annual Meeting, please call (781) 461-1000 and ask to speak to Investor Relations. To vote by proxy or to authorize the voting of shares, a shareholder of record may use one of the following methods:

•

Via the Internet—by following the instructions provided in the Notice, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card;

•	Telephone Voting—by calling 1-800-652-VOTE(8683), 24 hours a day, 7 days a week, and by following the instructions on the proxy card; or

•

Mail—if you received your proxy materials by mail, by completing and returning the proxy card enclosed with those materials, signing and dating it and returning it in the provided envelope. The envelope requires no additional postage if mailed in the United States.

Authorizations submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 9, 2013 to be represented at the 2013 Annual Meeting.

If you are a shareholder of record, whether or not you expect to be present in person at the 2013 Annual Meeting, you are requested to submit your proxy by Internet or by telephone or mail as soon as possible. The shares represented by your proxy will be voted in accordance with your instructions. If you attend the 2013 Annual Meeting in person, you may vote by ballot at the meeting. If the shares you own are held in “street name” by a bank or brokerage firm (as opposed to directly by you as a shareholder of record), your bank or brokerage firm will provide voting instructions to you that may be used to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on the voting instruction form. If you want to vote in person at the 2013 Annual Meeting and you own your shares through a bank or brokerage firm, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the 2013 Annual Meeting.

Revocation of Proxies

A proxy may be revoked at any time before its use by notice in writing received by the Secretary of the Company at LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062, by executing a proxy with a later date, by authorizing a new vote over the Internet or by telephone or by attending and voting at the 2013 Annual Meeting. If a shareholder executes a proxy but is present at the 2013 Annual Meeting, and the shareholder wishes to vote in person, the shareholder may do so and will revoke its proxy by voting at the 2013 Annual Meeting. Shares represented by valid proxies, received in time for use at the 2013 Annual Meeting (in accordance with the times noted above for proxies delivered via the Internet or the telephone) and not revoked at or prior to the meeting, will be voted at the meeting.

Shareholders Entitled to Vote

Our only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. The Board has fixed the close of business on October 15, 2013 as the record date for the 2013 Annual Meeting. Each shareholder of record on October 15, 2013 is entitled to one vote for each share registered in such shareholder’s name. As of that date, there were 48,056,030 shares of common stock issued and outstanding. Holders of common stock do not have cumulative voting rights.

Quorum and Votes Required

The holders of a majority in interest of all shares of our outstanding common stock entitled to vote at such meeting, represented at the 2013 Annual Meeting in person or by proxy, will constitute a quorum for the transaction of business at the 2013 Annual Meeting. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for shareholder approval and “broker non-votes”) will be counted for purposes of determining whether a quorum is present at the 2013 Annual Meeting.

Each of the director nominees must be elected by the affirmative vote of the holders of a plurality of our outstanding common stock present at the 2013 Annual Meeting in person or by proxy and voting on the proposal. As a result, the three nominees for election as a director who receive the highest number of votes will be elected. Approval of each of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the shares of our outstanding common stock present at the 2013 Annual Meeting in person or by proxy and voting on the proposal. Proposals 2, 3 and 4 are not binding on us but will be reviewed and considered by the Board.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to the proposals to be considered at the 2013 Annual Meeting which are considered to be “discretionary” matters under applicable stock exchange rules, but will not be allowed to vote your shares with respect to the proposals to be considered at the 2013 Annual Meeting which are considered to be “non-discretionary” matters under applicable stock exchange rules. The ratification of the appointment of the independent registered public accounting firm is a discretionary item. The election of directors, the advisory vote on the compensation of our named executive officers, and the vote on the shareholder proposal, are non-discretionary items. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to the election of directors, the advisory vote on the compensation of our named executive officers or the vote of the shareholder proposal, your bank or brokerage firm will not be able to vote your shares on these particular matters. A “broker non-vote” occurs when your bank or brokerage firm submits a proxy for your shares (because the bank or brokerage firm has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank or brokerage firm either does not have authority to vote on that proposal and has not received voting instructions from you or has chosen not to exercise its authority to vote on a “discretionary” matter. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes cast for the particular proposal, and, accordingly, will have no effect on the voting for any of the matters to be voted on at the 2013 Annual Meeting. We do, however, count “broker non-votes” for the purpose of determining a quorum for the 2013 Annual Meeting.

Shares that abstain from voting as to a particular matter will not be considered to have voted with respect to such matter and, accordingly, will have no effect on the voting for any of the matters to be voted on at the 2013 Annual Meeting.

PROPOSAL 1.

ELECTION OF DIRECTORS

The Board is divided into three classes. The directors in each class serve for a three year term, with the terms of office of the respective classes expiring in successive years. The current Class III Directors are Mark S. Ain, David G. Tacelli and Jorge L. Titinger, whose terms expire at the 2013 Annual Meeting. The Board has nominated Messrs. Ain, Tacelli and Titinger for re-election as Class III Directors to hold office until the Annual Meeting of Shareholders to be held in 2016. Proxies may not be voted for a greater number of persons than the three nominees named in this proxy statement.

Unless a proxy is marked to withhold authority for the election of any or all of the nominees for Class III Directors, the persons named in the proxy will vote the shares represented by the proxy for the election of each of the nominees for Class III Directors. If the proxy indicates that the shareholder wishes to withhold a vote from a Class III Director nominee, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that any of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxy will vote for the other nominees and may vote for a substitute for such nominee.

Set forth below is information for each of the nominees for Class III Directors to be elected at the 2013 Annual Meeting, and for each of the Class I Directors and Class II Directors who will continue to serve until the Annual Meetings of Shareholders to be held in 2014 and 2015, respectively.

Nominees to Serve a Three-Year Term Expiring at the 2016 Annual Meeting of Shareholders (Class III Directors)

Name	Business Affiliations
Mark S. Ain	Mr. Ain, age 70, has been a director of the Company since 2001 and has served as Lead Independent Director since June 2010. Since founding Kronos Incorporated, a workforce management company in 1977, Mr. Ain has held the position of Chairman and, until 2005, Chief Executive Officer. Mr. Ain serves as a director of Kronos Incorporated, KVH Industries, Inc., and various private companies. He is also active on several professional and charitable boards. We believe that Mr. Ain’s previous experience as a chief executive officer, his service on numerous boards of directors, and his entrepreneurial and technical backgrounds allow him to be a key contributor to the Board.

David G. Tacelli	Mr. Tacelli, age 54, was elected a director of the Company in November 2005 and has been Chief Executive Officer of the Company since November 2005. He has also served as President of the Company since May 2002 and served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining the Company, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions. As our Chief Executive Officer, we believe that Mr. Tacelli’s detailed knowledge of the Company provides a critical contribution to the Board.

Name	Business Affiliations
Jorge L. Titinger	Mr. Titinger, age 52, was elected a director of the Company in August 2012. Mr. Titinger currently serves as president, chief executive officer, and a member of the board of directors of Silicon Graphics International Corp., a position he has held since February 2012. Mr. Titinger served as president and chief executive officer of Verigy Ltd. from January 2011 until October 2011, as president and chief operating officer of Verigy Ltd. from July 2010 to January 2011, and as chief operating officer of Verigy Ltd. from June 2008 to July 2010. Verigy Ltd. was acquired by Advantest Corporation in July 2011 and Mr. Titinger continued to serve in a transitional role following the acquisition until October 2011 as president and chief executive officer of Verigy Ltd., then a subsidiary of Advantest Corporation. Prior to his service at Verigy Ltd., Mr. Titinger held executive positions at FormFactor, Inc. from November 2007 to June 2008 and KLA-Tencor Corporation from December 2002 to November 2007. Mr. Titinger holds B.S. and M.S. degrees in Electrical Engineering and an M.S. degree in Engineering Management from Stanford University. We believe that Mr. Titinger’s board and executive level experience in the automatic test equipment and semiconductor capital equipment industries allow him to be a key contributor to the Board.

Directors Serving a Three-Year Term Expiring at the 2014 Annual Meeting of Shareholders (Class I Directors)

Name	Business Affiliations
Bruce R. Wright	Mr. Wright, age 65, has served as a director of the Company since August 2008 when he was elected in connection with the merger with Credence. Since June 1999, Mr. Wright has been Senior Vice President, Finance, Chief Financial Officer and Secretary of Ultratech, Inc., a photolithography and laser thermal processing equipment company. From May 1997 to May 1999, Mr. Wright served as Executive Vice President, Finance and Chief Financial Officer of Spectrian Corporation, a radio frequency (RF) amplifier company. From November 1994 through May 1997, Mr. Wright was Senior Vice President of Finance and Administration, and Chief Financial Officer of Tencor Instruments until its acquisition by KLA Instruments Corporation in 1997, which formed KLA-Tencor Corporation, and from December 1991 through October 1994, Mr. Wright was Vice President and Chief Financial Officer of Tencor Instruments. We believe that Mr. Wright’s experience as chief financial officer of numerous technology companies allows him to be a key contributor to the Board.

Directors Serving a Three-Year Term Expiring at the 2015 Annual Meeting of Shareholders (Class II Directors)

Name	Business Affiliations
Roger W. Blethen	Mr. Blethen, age 62, has been a director since 1980 and has served as Chairman of the Board since December 2008. Mr. Blethen also served as Chairman of the Board from December 2001 until the merger with Credence in August 2008. He was Chief Executive Officer of the Company from September 1996 until November 2005. Mr. Blethen was President of the Company from 1994 to 1996 and a Senior Vice President of the Company from 1985 until 1994. Mr. Blethen was a founder of the Company and served in a number of senior management positions with the Company since its formation in 1976. Mr. Blethen serves as a director and Chairman of the Board of Diablo Technologies, Inc, and served as a director of MEMSIC, Inc. from 2005 until MEMSIC, Inc. consummated its merger with, among others, MZ Investment Holdings Limited, in September of 2013. As our founder and former Chief Executive Officer, we believe that Mr. Blethen’s detailed knowledge of the Company and the automatic test industry provides a critical contribution to the Board.

Roger J. Maggs	Mr. Maggs, age 67, has been a director of the Company since 1994. Mr. Maggs was a partner at Celtic House Venture Partners, a private equity investment firm, until he retired in September 2013. He has held senior positions with that firm since 1994. Mr. Maggs was a Vice President of Alcan Aluminum Limited from 1986 until 1994. Mr. Maggs currently sits on the board of directors and serves as Chairman of Sandvine, Inc., a company traded on the London Stock Exchange, and the Toronto Stock Exchange, a position he has held since prior to its initial public offering on the London Stock Exchange. We believe that Mr. Maggs’ expertise as the founder and active partner in a venture capital firm, and his years of service as a director for over thirty private and public companies allows him to be a key contributor to the Board.

The Board recommends that you vote “FOR” the election of each of the nominees as Class III Directors.

PROPOSAL 2.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our executive officers as disclosed in this proxy statement, whom we refer to as our “named executive officers,” in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This proposal gives our shareholders the opportunity to express their view on our overall executive compensation programs and policies for the named executive officers for the fiscal year ended July 31, 2013 (“fiscal 2013”). Our Board recognizes that providing shareholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to our executive compensation programs. We currently hold an advisory vote to approve the compensation paid to our named executive officers on an annual basis. Our next advisory vote on the frequency of future executive compensation advisory votes will take place on or before the 2017 annual meeting of shareholders.

The Board has implemented an executive compensation program that is intended to reward performance based on goals established by the Board. The Board seeks to foster a performance-oriented environment by tying a significant portion of each executive officer’s compensation to our overall profitability, as measured by adjusted net income before taxes, which we believe to be an important performance metric for us and our shareholders. The Board has designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our executive compensation program contains elements of cash and equity-based compensation and is designed to align the interests of our executives with those of our shareholders.

We believe that our compensation programs are aligned with the long-term interests of our shareholders. We believe that equity awards serve to align the interests of our executives with those of our long-term shareholders by encouraging long-term performance and incentivizing our executives to increase shareholder value. As such, equity awards are a key component of our executive compensation program. In fiscal 2013, equity awards, which are all restricted stock unit (“RSU”) awards, represented between 39% and 62% of our named executive officers’ aggregate compensation.

We provide a competitive executive compensation program for our industry. The Compensation Committee of our Board, with periodic assistance from compensation consultants, annually reviews our executive compensation program to ensure that it is competitive with the companies in our industry with which we compete for executive talent. We target the median of our comparison group for our overall executive compensation levels, including base salary, provide equity grants with four-year vesting periods that highlight the importance of long-term performance and align executive officer compensation with the long-term interests of the shareholders and provide executives with a variable cash incentive plan that only pays if we generate adjusted net income before taxes, but also rewards executives for superior financial and operational performance. We feel that this level and mix of executive compensation enables us to attract and retain the executive talent necessary to meet our business objectives while appropriately aligning the interests of our executives with the interests of our shareholders.

We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Our compensation programs are built upon our strong corporate governance framework, described elsewhere in this proxy statement, and demonstrated, in part, by our policies prohibiting our directors and executive officers from hedging their economic interests in our securities and from engaging in any short-term, speculative securities transactions, including purchasing securities on margin, engaging in short sales or buying or selling put or call options.

Our executive compensation program resulted in compensation for our named executive officers that reflects our financial results for fiscal 2013. While our net losses decreased by approximately $7.7 million during fiscal 2013 as compared to the fiscal year ended July 31, 2012 (“fiscal 2012”), we did not generate any adjusted income before taxes. Accordingly, the overall compensation for named executive officers in fiscal 2013 was substantially similar to the overall compensation for our named executive officers in fiscal 2012. Annual base salaries for the named executive officers remained the same in fiscal 2013 as compared to fiscal 2012, except that Mr. Wigley’s annual base salary was increased from $240,000 to $260,000. In addition, the named executive officers did not earn any payments under our variable cash incentive plan. Further, the total number of RSU grants to the named executive officers remained the same in fiscal 2013 as compared to fiscal 2012, with the total value of such grants (based on the fair market value of the award as of the determination date) being substantially the same, except that Mr. Rondé, who was hired by us and became a named executive officer for the first time in fiscal 2012, received a one-time “new hire” RSU award in fiscal 2012 and his initial annual RSU award in fiscal 2013.

The “Compensation of Executive Officers” section of this proxy statement, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board with respect to fiscal 2013.

Our Board recommends that our shareholders approve the following non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding on the Company or the Board. The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committee thereof). However, the Compensation Committee and the Board value the opinions expressed by the shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL 3.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2014. We are asking shareholders to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the appointment of BDO USA, LLP to our shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the appointment of BDO USA, LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interest.

Representatives of BDO USA, LLP are expected to be present at the 2013 Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions from shareholders.

The Board recommends that you vote “FOR” the appointment of BDO USA, LLP as the

Company’s independent registered public accounting firm for fiscal 2014.

PROPOSAL 4.

SHAREHOLDER PROPOSAL REGARDING

MAJORITY VOTING IN DIRECTOR ELECTIONS

The California State Teachers’ Retirement System (“CalSTRS”), the beneficial owner of 96,369 shares of the Company’s common stock as of June 7, 2013, has submitted the proposal set forth below for inclusion in the proxy statement. The text of the shareholder’s resolution and the supporting statement that CalSTRS furnished to us in support of its proposal are as follows: BE IT RESOLVED:

That the shareholders of LTX-Credence Corporation hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 80% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

LTX-Credence’s Statement in Opposition to Shareholder Proposal

The Company’s Board of Directors has thoroughly reviewed and carefully considered the CalSTRS shareholder proposal set forth above and, for the reasons described below, believes that the proposal to provide for the election of directors in an uncontested election by a majority of the votes cast is not in the best interests of the Company and its shareholders.

Our directors are currently elected by a “plurality” vote, which means that, with respect to the number of available board seats, the nominees who receive the greatest number of votes are elected. Plurality voting, which the CalSTRS proposal seeks to replace, was developed many years ago as a reform to avoid the possible consequences of “failed elections” and to ensure that all open positions are filled at each director election. A “failed election” occurs when a director nominee does not receive a majority of the votes cast. Plurality voting is the default voting standard for director elections under the Massachusetts General Corporation Statute (the corporate law applicable to the Company) and under the corporate statutes of many other states, including Delaware. The rules governing plurality voting are well established and widely understood and the Board believes that this voting standard is a fair and democratic way to elect directors.

The majority voting standard called for by the CalSTRS proposal gives rise to potential issues for which there are few precedents. For example, where majority voting is required there is an increased risk of “failed elections.” A “failed election” may result in unanticipated vacancies on the Board that could adversely affect our ability to comply with applicable NASDAQ listing standards or federal securities law requirements regarding qualified audit and compensation committees and the number of independent directors. Further, in a “failed election” there is the potential for “holdover” directors. Under Massachusetts law, in the event of a “failed election” where an incumbent director did not receive a majority “for” vote, that director would nevertheless stay in office or “holdover” as a director until his or her successor is duly elected and qualified sometime in the future. Similarly, if a non-incumbent director nominee failed to receive a majority “for” vote, that could cause a director that had not been re-nominated for election and was not up for election nevertheless to remain on the Board until the next election.

The CalSTRS proposal reflects the view that majority voting is appropriate for all companies at all times and under all circumstances. While it is true that other companies have adopted majority voting for uncontested elections, it does not follow that majority voting is necessary or appropriate for all companies or, in particular, for a company like ours. Plurality voting remains the prevailing voting standard used by corporations in the United States, including some of the largest corporations in the country. Additionally, only one of our nine peer group companies has implemented a majority voting standard in uncontested director elections.

Because of these issues and others, the legal community, shareholder advocates, governance experts, public companies and other groups continue to debate whether the purported benefits of the majority voting standard outweigh the associated risks and continue to consider how to deal with the practical difficulties of implementing a majority voting standard. Our Board of Directors believes that adherence to sound corporate governance policies and practices are important to the long term success of the Company and believes that the plurality voting standard is the appropriate voting standard for electing the Company’s directors.

In addition to the foregoing, we disagree with CalSTRS’ assertion that our current plurality voting standard effectively disenfranchises shareholders. We believe that our shareholders currently and rightfully have a meaningful role in our director election process.

We maintain a proactive Corporate Governance and Nominating Committee, composed entirely of independent directors, that has a thorough corporate governance process designed to evaluate the effectiveness of individual directors, Board committees and the Board as a whole on an annual basis. The Corporate Governance and Nominating Committee also identifies and proposes director nominees that it believes are highly qualified individuals, with extensive and relevant business backgrounds, who will best serve the interests of the Company and its shareholders. Historically, the nominees selected by the Corporate Governance and Nominating Committee have received in excess of 90% of the votes cast, an indication that our shareholders support the director nominees selected by the Corporate Governance and Nominating Committee. However, in the event our shareholders are not satisfied with any of our directors, our shareholders have the ability to nominate an alternative board nominee or nominees for shareholder consideration.

Further, our shareholders have the ability to express disapproval with Board actions or with individual directors. The “withhold” vote is a well-established means of registering dissatisfaction. Because we must report voting results of director elections in a publicly-filed report, there is significant visibility as to any director who receives a large number of “withhold” votes, providing shareholders with a viable means to communicate publicly any dissatisfaction with individual directors or our Board as a whole. The use of the withhold vote, rather than causing one of our directors to not be elected, provides the Board with flexibility to determine whether such vote was intended only to send a message to which the Board should react, or was an effort to remove a particular director from the Board. In either case, it would be a matter for serious consideration for the Board and the Corporate Governance and Nominating Committee in the event that a significant number of “withhold” votes were received for any director or directors. In addition to the “withhold” vote, we have also established procedures whereby our shareholders are able to communicate directly with the independent members of our Board (see “Communication with the Board of Directors, Independent Directors and the Audit Committee”).

We are also concerned that the majority voting requirement sought by CalSTRS could result in undue influence of certain special-interest or activist shareholders who may have particular agendas or interests that differ from those of our shareholders generally and who, unlike our directors, have no duty to act in the best interests of the Company and its shareholders. We expect our directors to support policies that are in the long-term best interests of the Company and our shareholders, even if these choices could lead to “withhold” vote campaigns against qualified directors. Under majority voting, because of the increased threat that one or more directors would not be re-elected in an uncontested election or would need to offer to resign after re-election, our Board of Directors may be forced to either follow the dictates of special-interest or activist shareholders, or to engage in expensive and distracting solicitation campaigns, for matters that are peripheral or not related to the best interests of the Company and its shareholders. For example, special-interest or activist shareholders could choose to promote a “vote no” campaign against the election of one or more director nominees in an effort to forward their particular agendas at the expense of our other shareholders. To prevent special-interest or activist shareholders from thwarting a productive director or group of directors from being elected, we could be forced to resort to costly solicitation strategies and to divert our attention from our everyday business. If we are unable to obtain the requisite votes for our slate of directors despite these efforts, the special-interest or activist shareholders, who may be indifferent or hostile to the long-term interests of our other shareholders, may gain undue influence.

In addition to our concerns regarding special-interest and activist shareholders, we are also concerned that adopting a majority voting standard would shift disproportionate weight to the strict, rules-based decision making process of proxy advisory services. Many institutional investors rely on a small group of proxy advisory firms for voting recommendations. These firms often base their recommendations, including with respect to director elections, on single issues and apply broad and inflexible policies. Occasionally, these firms may also unintentionally use mistaken or incomplete information for their voting recommendations. These recommendations may be made without full consideration of the performance and other particular circumstances of our company or the contributions of our directors.

To date, our largest shareholders have expressed no dissatisfaction to us with our plurality voting standard or its results. Our directors have historically received in excess of 90% of the votes cast. A majority voting standard would not have changed the outcome of any of our elections. For these reasons and others, we believe that our shareholders are satisfied with the composition of our Board and the plurality voting standard that applies to the election of our directors. CalSTRS is the only shareholder to submit a proposal on the majority voting standard and does so on a routine basis with other companies.

We will continue to monitor developments on the majority voting issue and may take steps in the future consistent with our commitment to act in the best interests of the Company and its shareholders. Our shareholders already have a meaningful and significant role in the election of our directors, and for the reasons presented above, the Board does not believe that our interests or the interests of our shareholders would be best served by adopting a majority voting standard at this time.

The Board unanimously recommends that you vote “AGAINST” this Shareholder Proposal regarding majority voting in uncontested Director elections.

CERTAIN SHAREHOLDERS

The following table sets forth, as of September 30, 2013 (unless otherwise noted), the amount and percentage of our outstanding common stock beneficially owned by:

•	each person known by us to beneficially own more than 5% of our outstanding common stock;

•	each executive officer named in the Summary Compensation Table on page 32;

•	each director; and

•	all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules promulgated by the SEC. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, shares of common stock subject to options held by that person or entity that are exercisable, and shares of common stock subject to RSUs that vest, within sixty days after September 30, 2013 are deemed outstanding. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. The address for all of our executive officers and directors is in care of LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Percent of common stock outstanding is based on 48,053,375 shares of common stock outstanding as of September 30, 2013.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(7)	Percent of Common Stock
FMR LLC(1)	3,400,726	7.1%
Tocqueville Asset Management, LP(2)	2,939,980	6.1%
The Vanguard Group(3)	2,736,159	5.7%
Black Rock, Inc.(4)	2,722,855	5.7%
Cadian Capital Management(5)	2,694,306	5.6%
Cortina Asset Management, LLC(6)	2,629,027	5.5%
David G. Tacelli	634,209	1.3%
Mark J. Gallenberger	278,149	*
Peter S. Rood	200,421	*
Roger W. Blethen	154,675	*
Mark S. Ain	79,631	*
Bruce R. Wright	68,978	*
Roger J. Maggs	63,191	*
Stephen R. Wigley	48,324	*
Jorge Titinger	24,000	*
Pascal Rondé	10,000	*
All directors and executive officers as a group (10 persons)	1,561,578	3.2%

*	Less than 1%

(1)	The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Beneficial ownership is derived from a Schedule 13G/A filed on February 14, 2013.

(2)	The address for Tocqueville Asset Management, LP is 40 West 57th Street, 19th Floor, New York, New York 10019. Beneficial ownership is derived from a Schedule 13G/A filed on January 31, 2013.

(3)	The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group possesses sole voting power of 80,747 of its shares, shared voting power of 2,655,412 of its shares, sole dispositive power of 2,656,612 of its shares and shared dispositive power of 79,547 of its shares. Beneficial ownership is derived from a Schedule 13G/A filed on February 12, 2013.

(4)	The address for Black Rock, Inc. is 40 East 52nd Street, New York, New York 10022. Beneficial ownership is derived from a Schedule 13G/A filed on February 11, 2013.

(5)

The address for Cadian Capital Management is 535 Madison Avenue, 36th Floor, New York, New York 10022. Cadian Capital Management possesses shared voting power and shared investment power with respect to all of its shares. Beneficial ownership is derived from a Schedule 13G/A filed on February 14, 2013.

(6)	The address for Cortina Asset Management, LLC is 825 N. Jefferson Street, Suite 400, Milwaukee, Wisconsin 53202. Cortina Asset Management, LLC possesses sole voting power of 2,341,103 of its shares and shared voting power of 287,924 of its shares. Beneficial ownership is derived from a Schedule 13G/A filed on January 17, 2013.

(7)	Includes the following numbers of shares underlying options which are presently vested and options and RSUs that vest within 60 days after September 30, 2013: Mr. Tacelli (77,320 shares), Mr. Gallenberger (52,114 shares), Mr. Rood (43,321 shares), Mr. Blethen (90,166 shares), Mr. Ain (25,498 shares), Mr. Wright (23,108 shares), Mr. Maggs (31,165 shares), Mr. Wigley (5,447 shares), Mr. Titinger (12,000 shares), Mr. Rondé (0 shares), and all directors and executive officers as a group (360,139 shares).

CORPORATE GOVERNANCE

Board Composition and Board Meetings

The Board currently consists of six directors. During fiscal 2013, the Board held a total of four meetings and took action by unanimous written consent in lieu of a meeting two times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees on which he or she served held during fiscal 2013. Our policy is to encourage the members of the Board to attend annual meetings. All six of the directors attended the 2012 Annual Meeting of Shareholders.

Board Committees

Compensation Committee

The Board has a standing Compensation Committee which met five times during fiscal 2013. The Compensation Committee determines the compensation of all our executive officers and recommends the compensation policies for other officers and employees. The Compensation Committee is also responsible for considering the impact of our compensation programs on our risk profile, and reviewing and administering our incentive compensation plans, equity incentive programs and other benefit plans. It periodically reviews and makes recommendations to the Board with respect to director compensation. In determining the compensation of executive officers other than the Chief Executive Officer, the role our Chief Executive Officer plays is to attend and propose the agenda for meetings, provide recommendations to the Compensation Committee regarding all significant elements of compensation paid to the other executive officers, participate in the Compensation Committee’s discussions regarding the compensation of the other executive officers and provide his evaluation of the performance of the other executive officers.

Messrs. Ain and Jennings constituted all of the members of the Compensation Committee in fiscal 2013 until November 28, 2012 when Mr. Titinger also became a member. Mr. Jennings served as the Chairman of the Compensation Committee until his resignation from the Compensation Committee and the Board in February 25, 2013, at which time he was replaced by Mr. Ain as Chairman of the Compensation Committee. Following Mr. Jennings’ resignation, Messrs. Ain and Titinger constituted all of the members of the Compensation Committee for the remainder of fiscal 2013. Each director that served on the Compensation Committee during fiscal 2013 is, and was considered, an independent director as defined by applicable rules of The NASDAQ Stock Market (“NASDAQ”). The Compensation Committee acts under the terms of a written charter. We have posted a copy of the Compensation Committee charter on our website, which is located at www.ltxc.com. For more information regarding the Compensation Committee, please refer to “Compensation of Executive Officers” beginning on page 25.

Audit Committee

The Board has a standing Audit Committee which met five times during fiscal 2013. The Audit Committee assists the Board in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications and independence and the performance of our registered public accounting firm. Messrs. Yang, Maggs and Wright constituted all of the members of the Audit Committee during fiscal 2013 until November 28, 2012, when Mr. Yang resigned from the Audit Committee and the Board when his term as a director lapsed (due to Mr. Yang not standing for re-election). At that point, Mr. Blethen replaced Mr. Yang as a member of the Audit Committee. Each member of the Audit Committee is an independent director as defined by applicable NASDAQ and SEC rules. Mr. Wright serves as the Chairman of the Audit Committee and is an “audit committee financial expert” as defined by the SEC’s rules.

The Audit Committee acts under the terms of a written charter which is posted on our website at www.ltxc.com. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” on page 23.

Corporate Governance and Nominating Committee

The Board has a standing Corporate Governance and Nominating Committee which met four times during fiscal 2013. The Corporate Governance and Nominating Committee is responsible for overseeing corporate governance principles applicable to us, recommending to the Board the persons to be nominated for election as directors and determining the membership of Board committees. The members of the Corporate Governance and Nominating Committee during fiscal 2013 were Messrs. Ain, Blethen, Jennings, Maggs, Titinger, Yang and Wright, until November 28, 2012 when Mr. Yang resigned from the Corporate Governance and Nominating Committee and the Board when his term as a director lapsed, and until February 25, 2013 when Mr. Jennings resigned from the Corporate Governance and Nominating Committee and the Board. Mr. Ain serves as Chairman of the Corporate Governance and Nominating Committee and all members are independent directors as defined by applicable NASDAQ rules. A copy of the Corporate Governance and Nominating Committee Charter is posted on our website at www.ltxc.com.

Board Determination of Independence

The Board has determined that each member of the Compensation, Audit and Corporate Governance and Nominating Committees is independent as defined under applicable SEC and NASDAQ rules including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 of the Exchange Act. In addition, all of the members of the Audit Committee otherwise satisfy NASDAQ’s eligibility requirements for Audit Committee membership. Mr. Yang satisfied NASDAQ’s eligibility requirements for Audit Committee membership until his term as a director and as a member of the Audit Committee and the Board ended on November 28, 2012.

Under NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that none of Messrs. Ain, Blethen, Maggs, Titinger or Wright has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined by NASDAQ rules. The Board reached a similar determination with respect to Mr. Yang and Mr. Jennings who served as directors until November 28, 2012 and February 25, 2013, respectively.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve our best interests and the best interests of our shareholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide, among other things, that:

•	the Board’s principal responsibility is to oversee our management;

•	a majority of the members of the Board shall be independent directors;

•	if the Chairman of the Board is not independent, the Corporate Governance and Nominating Committee may designate an independent director to serve as Lead Independent Director;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	the Corporate Governance and Nominating Committee shall oversee an annual self-evaluation of the Board to determine whether they are functioning effectively.

A copy of the Corporate Governance Guidelines is posted on our website at www.ltxc.com.

Board Leadership Structure

The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that, at the current time, we should have a Chairman of the Board and a Lead Independent Director who are separate from our Chief Executive Officer. Accordingly, the Board has appointed Mr. Blethen as Chairman of the Board and Mr. Ain as Lead Independent Director. Mr. Blethen’s duties as Chairman of the Board include the following:

•	Meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee;

•	Facilitating communications between other members of the Board and the Chief Executive Officer;

•	Preparing or approving the agenda for each Board meeting; and

•	Determining the frequency and length of Board meetings and recommending when special meetings of the Board should be held.

Mr. Ain’s duties as Lead Independent Director include the following:

•	Chair any meeting of the independent directors in executive session;

•

Facilitate communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; however, each director is free to communicate directly with the Chairman of the Board and with the Chief Executive Officer;

•	Work with the Chairman of the Board in the preparation of the agenda for each Board meeting and in determining the need for special meetings of the Board; and

•	Otherwise consult with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

The Board decided to separate the roles of Chief Executive Officer and Chairman of the Board/Lead Independent Director because it believes that the leadership structure offers the following benefits:

•	Increases the independent oversight of the Company and enhances the Board’s objective evaluation of the Chief Executive Officer;

•	Enables the Chief Executive Officer to focus on Company operations instead of Board administration;

•	Provides the Chief Executive Officer with an experienced sounding board;

•	Provides greater opportunities for communication between shareholders and the Board;

•	Enhances the independent and objective assessment of risk by the Board; and

•	Provides an independent spokesperson for the Company.

Director Candidates

The process followed by the Corporate Governance and Nominating Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Corporate Governance and Nominating Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Corporate Governance and Nominating Committee applies criteria it deems appropriate for the Board. These criteria may include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interest of all shareholders. The Corporate Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria set forth above. In addition, the Nominating and Corporate Governance Committee considers the existing directors’ performance on the Board and any committee upon which such director serves.

The director biographies on pages 5 through 8 indicate each nominee’s experience, qualifications, attributes and skills that led the Corporate Governance and Nominating Committee and the Board to conclude he or she should continue to serve as a director. The Corporate Governance and Nominating Committee and the Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of the Board as a whole.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but believes that the Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the Corporate Governance and Nominating Committee also takes into consideration the diversity (with respect to gender, race and national origin) of Board members. The Committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Shareholders may recommend individuals to the Corporate Governance and Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to: Corporate Governance and Nominating Committee, c/o Secretary, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062. Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance and Nominating Committee will evaluate shareholder recommended candidates by following substantially the same process and applying substantially the same criteria as it follows for candidates submitted by others.

Shareholders also have the right to directly nominate director candidates, without any action by the Corporate Governance and Nominating Committee or the Board, by submitting a written notice to the Secretary of the Company at the same address in accordance with the procedures set forth in the Company’s By-laws. These procedures are described in the section of this proxy statement entitled “Shareholder Proposals.”

Communicating with the Independent Directors

The Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The Chairman of the Corporate Governance and Nominating Committee, with the assistance of the Company’s Secretary, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Corporate Governance and Nominating Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Secretary, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062.

Code of Ethics

We have adopted a code of ethics that applies to all directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. The text of the code of ethics (known as the “Business Conduct and Ethics Policy”) is posted on our website at www.ltxc.com. We intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Oversight of Risk

The Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of the Board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, the Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; the Compensation Committee oversees risk management activities relating to our compensation policies and practices; the Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; and the Corporate Governance and Nominating Committee oversees risk management activities relating to Board composition and management succession planning. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that that the full Board discuss particular risks.

Compensation Committee Interlocks and Insider Participation

Messrs. Ain, Jennings and Titinger served on the Compensation Committee during fiscal 2013. None of the members of the Compensation Committee had interlocking or other relationships with other boards or with the Company during fiscal 2013 that require disclosure under the regulations promulgated by the SEC.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Independent Registered Public Accounting Firm’s Fees

Below is a summary of the fees billed to us by BDO USA, LLP, our independent registered public accounting firm, during fiscal 2012 and fiscal 2013:

Audit Fees

The aggregate fees billed by BDO USA, LLP and its affiliates for professional services rendered for the audit of our annual financial statements for fiscal 2013, including foreign statutory filings, the audit of our internal control over financial reporting as of July 31, 2013, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2013, were $637,107. The aggregate fees billed by BDO USA, LLP for professional services rendered for the audit of our annual financial statements for fiscal 2012, the audit of our internal control over financial reporting as of July 31, 2012, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2012 were $600,453.

Audit-Related Fees

The aggregate fees billed by BDO USA, LLP for audit-related services performed in each of fiscal 2013 and fiscal 2012 were $0.

Tax Fees

The aggregate fees billed by BDO USA, LLP for tax services performed in fiscal 2013 and fiscal 2012 were $20,000 and $28,995, respectively, consisting of tax planning consultations.

All Other Fees

The aggregate fees billed by BDO USA, LLP for services other than those described above for fiscal year 2013 were $0, and for fiscal year 2012 were $15,655, consisting of advisory services on merger transactions and statutory compliance matters.

All of the above services provided by BDO USA, LLP and its affiliates were approved by the Audit Committee. All of the work performed by BDO USA, LLP and its affiliates was performed by their full-time employees.

The Audit Committee has determined that the services provided by BDO USA, LLP and its affiliates as set forth herein are compatible with maintaining BDO USA, LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval must be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the Chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2013 with our management and BDO USA, LLP. The Audit Committee also discussed with BDO USA, LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP their independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2013.

AUDIT COMMITTEE

Bruce R. Wright (Chair)

Roger W. Blethen

Roger J. Maggs

EXECUTIVE OFFICERS

Executive Officers of the Company

Our executive officers as of the date of this proxy statement are as follows:

Executive Officer	Age	Position
David G. Tacelli	54	President and Chief Executive Officer
Mark J. Gallenberger	49	Vice President, Chief Financial Officer and Treasurer
Pascal Rondé	51	Vice President, Global Field Operations
Peter S. Rood	58	Vice President, Product Development and Operations
Stephen R. Wigley	57	Vice President, Marketing

Executive officers are appointed by and serve at the discretion of the Board.

David G. Tacelli was appointed Chief Executive Officer of the Company effective November 1, 2005. He has also served as President of the Company since May 2002 and served as Chief Operating Officer from May 2002 to November 2005. Prior to that, he was Executive Vice President from December 1999 to May 2002. Prior to that, Mr. Tacelli served in various management positions with the Company, including: Chief Financial Officer and Treasurer (each from December 1998 to October 2000), Vice President, Operations (from 1996 to 1998), Director of Manufacturing of the Mixed Signal Division (from 1994 to 1996), Director of Customer Service (from 1992 to 1994), Controller and Business Manager for Operations (from 1990 to 1992) and Controller for Sales and Support (from 1988 to 1990). Prior to joining LTX, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Mark J. Gallenberger was appointed Vice President, Chief Financial Officer and Treasurer in October 2000. Prior to joining the Company, Mr. Gallenberger was a Vice President with Cap Gemini, Ernst & Young’s consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Prior to joining Cap Gemini, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation’s semiconductor products group.

Pascal Rondé was appointed Vice President, Global Field Operations in January 2012. Prior to joining the Company, Mr. Rondé was Vice President of Sales, Service and Support for the Automated Test Group of the Hewlett-Packard Company (HP) spinoff, Agilent Technologies. Renamed Verigy upon going public, it was acquired by Advantest in July 2011. Mr. Rondé joined HP in 1991 as a sales engineer for semiconductor test and served in progressively more responsible sales management positions, including European business manager for semiconductor test and in 1999, he was promoted to General Manager for the High Volume Manufacturing Test Customer Team in Europe. Prior to joining HP, Mr. Rondé was employed by Saintel, a French distributor of ATE and ATE-related companies.

Peter S. Rood was appointed Vice President, Product Development and Operations in November 2004. He rejoined the Company in June 2004 as Vice President of Engineering and Product Development. From May 2003 to June 2004, he was President and Chief Executive Officer of PSR Associates, a management consulting firm. From 1999 to 2003, he was Chief Operating Officer of InfoLibria Inc., a technology company with products for content delivery networks and streaming media, and from 1996 to 1999 he was Vice President of Operations of Rascom Corporation. Prior to that, he was Vice President of Operations for ASECO Corporation from 1993 to 1996, and from 1986 to 1993 he worked in a number of different management positions with the Company, including Vice President of Operations. On July 29, 2013, Mr. Rood announced that he will retire, effective October 31, 2013.

Stephen R. Wigley was appointed Vice President, Marketing in November 2009. Prior to November 2009 he was Vice President, Product Marketing beginning September 2002. Mr. Wigley joined the Company in 2001. Prior to that he was Vice President of Asian Operations for RVSI Vanguard where he was responsible for sales and support of assembly equipment products. Prior to that, Mr. Wigley was employed by Schlumberger ATE serving in a variety of technical, commercial and management positions.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Industry Background and Compensation Philosophy

The semiconductor capital equipment industry in which we operate is highly cyclical, with the industry swings having a direct and significant impact on our performance, and accordingly, the compensation paid to our named executive officers. In response to the challenge created by this cyclicality, the Compensation Committee has adopted a compensation program that is intended to attract, retain and motivate the best possible executive talent, promote the achievement of key operational and financial performance measures, and align the executives’ incentives with the creation of shareholder value, while achieving a balance between incentive-based and fixed compensation to address the challenges of operating in a highly cyclical industry. This program provides a base salary that is targeted at the median of our peer group (discussed below in the section titled “Benchmarking”); a variable cash incentive component that only pays if we generate adjusted net income before taxes, and incentivizes executives for superior financial and operational performance; and an equity component with four-year vest periods that link long-term executive interests with the long-term interests of our shareholders.

Our executive compensation program resulted in compensation for our named executive officers that reflects our financial results for fiscal 2013. While our net losses decreased by approximately $7.7 million during fiscal 2013 as compared to the fiscal year ended July 31, 2012, we did not generate any adjusted income before taxes. Accordingly, the overall compensation for named executive officers in fiscal 2013 was substantially similar to the overall compensation for our named executive officers in fiscal 2012. Annual base salaries for the named executive officers remained the same in fiscal 2013 as compared to fiscal 2012, except that Mr. Wigley’s annual base salary was increased from $240,000 to $260,000. In addition, the named executive officers did not earn any payments under our variable cash incentive plan. Further, the total number of RSU grants to the named executive officers remained the same in fiscal 2013 as compared to fiscal 2012, with the total value of such grants (based on the fair market value of the award as of the determination date) being substantially the same, except that Mr. Rondé, who was hired by us and became a named executive officer for the first time in fiscal 2012, received a one-time “new hire” RSU award in fiscal 2012 and his initial annual RSU award in fiscal 2013.

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	attract, retain and motivate the best possible executive talent;

•	align executive compensation with our corporate business objectives and operational goals;

•	promote the achievement of key operational and financial performance measures by linking cash incentives to the achievement of measurable corporate goals established by the Compensation Committee;

•	align executives’ incentives with the long-term creation of shareholder value through the granting of equity awards with four-year vesting conditions; and

•

achieve a balance, appropriate for the circumstances in each particular year, between incentive-based compensation (which will significantly fluctuate in the highly cyclical semiconductor industry), and fixed compensation that supports our long-term employee retention efforts.

The following table lists the elements of our executive compensation program and which of the objectives of our executive compensation program that element is primarily intended to promote:

Element	Attract, Retain and Motivate The Best Possible Executive Talent	Align Executive Compensation With Our Corporate Business Objectives and Operational Goals	Promote The Achievement of Key Operational and Financial Performance Measures	Align Executives’ Incentives With The Creation of Shareholder Value
Base Salary	X
Annual Cash Incentive Bonuses	X	X	X
Time-Based Restricted Stock Unit Awards	X			X
Insurance, Retirement And Other Employee Benefits	X
Severance and Change-Of-Control Benefits	X			X

Discussion and Analysis of Decisions and Policies

The Compensation Committee of our Board oversees our executive compensation program. In this role, the Compensation Committee approves all compensation decisions relating to our executive officers. For a discussion of the processes and procedures followed by the Compensation Committee see “Corporate Governance—Board Committees—Compensation Committee” above.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. The Compensation Committee, after considering the factors described below, including information from prior years provided by the Compensation Committee’s independent compensation consultants, structures our compensation packages for executive officers to achieve an appropriate level and mix of short and long term incentives, including cash and non-cash incentives.

Under the terms of its charter, the Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Compensation Committee. In the fiscal year ended July 31, 2010, the Compensation Committee engaged an independent compensation consultant, Radford Consulting, Inc. (“Radford”), to assist in determining base salary and incentive compensation for our executive officers and Board compensation for the fiscal year ended July 31, 2011 (“fiscal 2011”). Radford was paid approximately $30,000 for their services. In fiscal 2011, the Compensation Committee engaged an independent compensation consultant, Towers Watson & Co. (“Towers Watson”), to assist in determining base salary and incentive compensation for our executive officers and Board compensation for fiscal 2012. Towers Watson was paid approximately $46,000 for their services. Towers Watson was engaged to analyze competitive market compensation levels, compensation plan design practices, and a competitive assessment for outside director and executive officer compensation. The assessment was conducted at the total direct compensation level, including base salary, target annual incentives, and long term incentives. The Compensation Committee determined that the information received from the two previous compensation consultants was sufficient to assist the Compensation Committee in setting compensation for fiscal 2013 and fiscal 2014, and accordingly, did not engage a compensation consultant in fiscal 2012 or fiscal 2013, respectively.

During fiscal 2012, the Company adopted a policy of not extending tax gross-ups in future compensation arrangements, and to the extent the Company enters into a change of control arrangement in the future with an executive, any severance entitlement from such arrangement will be triggered only upon the occurrence of both a change of control and the termination of that executive’s employment.

Benchmarking

The Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other companies in our industry that compete with us for executive talent. In making compensation decisions, the Compensation Committee compares our executive compensation against that paid by a peer group of publicly traded companies in the semiconductor and semiconductor equipment industry developed by the Compensation Committee and its previous independent compensation consultants. This peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies the Compensation Committee believes are generally comparable to us in market capitalization and annual revenues, and against which the Compensation Committee believes we compete for executive talent. The companies included in this peer group for determining fiscal 2013 compensation were:

Advanced Energy Industries, Inc.	Cascade Microtech, Inc.	FormFactor, Inc.

ATMI, Inc.	Cohu, Inc.	Photronics Inc.

Brooks Automation, Inc.	Electro Scientific Industries, Inc.	Veeco Instruments Inc.

The Compensation Committee generally targets overall compensation at the median paid to similarly situated executives of the companies in the peer group, and the overall compensation for our executives in fiscal 2013 was within this range based on the information available to the Compensation Committee from public sources. Variations to this general target may occur as dictated by the experience level of the individual and market factors.

At our 2012 Annual Meeting of Shareholders, approximately 95% of the votes cast approved the compensation of our named executive officers as disclosed in the proxy statement delivered to our shareholders in connection with the 2012 Annual Meeting. We understood this to mean that shareholders generally approved of our compensation policies and determinations in fiscal 2012. However, our Compensation Committee still undertook a review of our compensation policies and determinations following the 2012 Annual Meeting. After the review and taking into consideration evolving best practices in executive compensation by public companies generally, upon the recommendation of our Compensation Committee, we determined not to make any significant changes to our executive compensation decisions and policies. The Compensation Committee periodically reviews the goals we would like to achieve through our executive compensation practices and explores ways to modify those practices to either achieve new goals or to enhance our ability to achieve existing goals.

Components of our Executive Compensation Program

Base Salary

When setting base salaries for fiscal 2013, the Compensation Committee considered the industry comparables and other historical data presented by Radford for fiscal 2011 and Towers Watson for fiscal 2012, along with the factors identified above and decided to target executive base salaries near the median of the range of salaries for executives in similar positions at companies within our peer group for fiscal 2013. Based on this information, the Compensation Committee did not adjust base salaries for the named executive officers for fiscal 2013, except for Mr. Wigley, whose fiscal 2013 base salary was increased by $20,000 to $260,000 annually.

When establishing base salaries for fiscal 2014, the Compensation Committee considered the economic environment of the semiconductor market as a whole, the seniority of the individual, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual in prior years, as well as a report and recommendation on executive compensation produced by Radford for fiscal 2011 and Towers Watson for fiscal 2012 and a review of publicly available information. Based on these factors the Compensation

Committee did not adjust the base salaries for the named executive officers for fiscal 2014. The annual base salaries of the named executive officers who are currently serving as executive officers for fiscal 2012, fiscal 2013 and fiscal 2014 are set out in the table below:

Name and Title	Fiscal 2014	Fiscal 2013	Fiscal 2012
David G. Tacelli	$600,000	$600,000	$600,000
President and Chief Executive Officer

Mark J. Gallenberger	$380,400	$380,400	$380,400
Vice President, Chief Financial Officer and Treasurer

Pascal Rondé(1)	$349,372	$349,372	$347,490
Vice President, Global Field Operations

Peter S. Rood	$295,200	$295,200	$295,200
Vice President, Product Development and Operations

Stephen R. Wigley	$260,000	$260,000	$240,000
Vice President, Marketing

(1)	The amounts reflected for fiscal 2012 are annualized for Mr. Rondé. Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted the Fiscal 2013 Euro amount to U.S. Dollars at an exchange rate of 1.2939716 U.S. Dollars per Euro, which is the August 1, 2012 to July 31, 2013 average.

Annual Cash Incentive Bonus Plan

Our annual cash incentive bonus plan is intended to provide compensation for the achievement our operational and financial goals, as measured by Company profitability. The plan provides that an annual cash bonus be paid to officers in amounts that are determined by using a formula based upon our net income before taxes (excluding the accrual for the cash incentive bonus and the employee profit sharing plan, which we refer to as “adjusted net income before taxes”). The Compensation Committee believes that adjusted net income before taxes is the appropriate metric to incentivize our executive officers, because it is an objective and clear measure of our operating performance and profitability.

For fiscal 2013 each executive officer had a target incentive compensation amount equal to 50% of his base salary, which would have been payable if our adjusted net income before taxes had equaled $18,599,779. The formula for determining the actual amount of annual cash incentive bonus to be paid out to our executive officers for fiscal 2013 was (i) our actual adjusted net income before taxes for fiscal 2013, (ii) divided by our target adjusted net income before taxes for fiscal 2013, or $18,599,779, (iii) multiplied by the executive officer’s target annual cash incentive bonus amount. The annual cash incentive bonus amount for fiscal 2013 was capped at a specific multiplier for each of the executive officers, as set forth below:

Executive Officer	Target Cash Incentive Bonus	Multiplier Cap	Maximum Cash Incentive
David G. Tacelli	$300,000	4x	$1,200,000

Mark J. Gallenberger	$190,200	3.2x	$608,640

Pascal Rondé(1)	$174,686	2.5x	$436,715

Peter S. Rood	$147,600	2x	$295,200

Stephen R. Wigley	$130,000	2x	$260,000

(1)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted his monthly salary using each month’s exchange rate and totaled the monthly USD amounts.

No bonus is payable to any executive officers if our adjusted net income before taxes is equal to or less than $0, which was the case for fiscal 2013. The target adjusted net income before taxes of $18,599,779 was set by the Compensation Committee. The Compensation Committee determined that this target was aligned with our near term objectives and was reasonably likely, but by no means certain, to be achieved during growth cycles in the automatic test industry, and significantly challenging to achieve during the cyclical industry downturns.

For fiscal 2014, the annual cash incentive bonus plan will operate in the same manner as in fiscal 2013.

Equity Compensation

Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our shareholders. In addition, the vesting feature of our equity grants should further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our Compensation Committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the applicable executive’s performance, the executive’s overall contribution to the Company, the amount of equity previously awarded to and currently held by the executive, the vesting of such awards, the recommendation of management and the recommendation of the Compensation Committee’s independent compensation consultant from prior years. These factors are not assigned specific weights, however, and ultimately the Compensation Committee reaches a subjective determination based on its business judgment. We compare the total value (based on the fair market value of the award as of the determination date) of our RSU grants against market data collected regarding the equity grant practice for the peer group companies listed above under “Benchmarking.” In making equity awards to the named executive officers other than the Chief Executive Officer, the Compensation Committee receives a recommendation from the Chief Executive Officer.

We typically make an initial equity award of RSUs to new executive officers and an annual equity award of RSUs to continuing executive officers as part of our overall compensation program. Initial grants are typically made at the first regularly scheduled meeting of the Compensation Committee following the month in which a new executive officer is hired. Annual grants are typically made at the first regularly scheduled meeting of the Compensation Committee following the end of our prior fiscal year.

We believe that RSUs possess certain advantages as compared to stock options. For example, RSUs provide a more predictable value to employees than do stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of our common stock. In addition, RSUs allow us to more efficiently use the share reserves under our equity plans because each RSU has a higher value than a stock option as a result of not having an exercise price and therefore fewer shares of common stock are needed to provide a retention and incentive value similar to stock options.

The Compensation Committee reviews all components of the executive’s compensation when determining annual equity awards to confirm that an executive’s total compensation conforms to our overall philosophy and objectives. We intend that the annual aggregate value of these awards will be set at the median for companies in our compensation peer group, and the equity awards to the executive officers for fiscal 2013 met this target. In determining the amount and vesting of the RSU grants for executive officers for fiscal 2013, the Compensation Committee considered the seniority of the individual, the level of the individual’s responsibility and the ability to replace the individual. On August 28, 2012, Messrs. Tacelli, Gallenberger, Rondé, Rood, and Wigley were granted 160,000, 110,000, 40,000, 40,000 and 40,000 RSUs, respectively, for fiscal 2013, all of which vest annually over four years. All grants of RSUs to our executive officers for fiscal 2013 were made by the Compensation Committee under our 2010 Stock Plan.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan and an employee stock purchase plan. Executives, including our named executive officers, are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Under the 401(k) plan, we contribute an amount equal to half of each participating employee’s contribution, up to a maximum of six percent of such employee’s base salary.

Severance and Change-of-Control Benefits

Pursuant to our stock option plans and change-of-control agreements that were previously entered into with Messrs. Tacelli, Gallenberger, and Rood, these executives are entitled to certain benefits in the event of the termination of their employment under specified circumstances, including termination following a change-of-control of the Company. We believe providing these benefits helps us compete for and retain executive talent. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “—Potential Payments Upon Termination or Change-of-Control” below. Pursuant to the change-of-control agreements that were entered into in 1998, 2000, and 2004 with each of Messrs. Tacelli, Gallenberger and Rood, respectively, these executives are entitled to certain benefits on a “single trigger” basis in the event that the executive terminates employment for any reason during the 30-day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control) and are entitled to certain benefits on a “double trigger” basis in the event that we (or a successor entity) terminate the executive’s employment (other than for cause, death or disability) or if the executive terminates employment for good reason during the three-year period after the change-of-control. We believe a “double trigger” benefit maximizes shareholder value because it provides executives appropriate incentives to cooperate in negotiating any change-of-control in which they believe they may lose their jobs. As such, in fiscal 2012, we adopted a policy of no longer entering into any change-of-control agreements providing for benefits on a “single trigger” basis in the event of a change-of-control. The Committee believes that change-of-control agreements are a part of a competitive compensation package and will assist in the retention of critical talent if a possible or actual change-of-control should arise. It is important in a change-of-control to retain executive talent both to assist in the completion of the transaction and to be able to deliver all or a specified member of the management to an acquirer if that is a condition of closing.

We are also obligated under our change-of-control agreements to make additional payments to the named executive officers who have signed change-of-control agreements to insulate them from the impact of excise taxes due under Section 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide a predictable and equal level of benefit across individuals without regard to the effect of the excise tax, we determined that it was appropriate to pay the cost of this excise tax plus an amount needed to pay income taxes due on such additional payment. In fiscal 2012 we adopted a policy of no longer extending tax gross-ups in future compensation arrangements.

Mr. Rondé is employed by our subsidiary in France, and pursuant to the Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres),” which is also applicable to all employees of our French subsidiary, if Mr. Rondé retires he may be entitled to receive a social payment from the Company. In Mr. Rondé’s case, such social payment could be an amount up to two months of his then current salary.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year to our Chief Executive Officer and our three other most highly compensated officers (other than our Chief Executive Officer and Chief Financial Officer). Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. Compensation paid under our annual cash incentive program and from RSUs with time-based vesting does not satisfy the requirements to be qualified performance-based compensation under Section 162(m) of the Code and, as a result, we may be limited in our ability to deduct this compensation. The Compensation Committee reviews the effect of Section 162(m) periodically, and reserves the right to approve compensation that is subject to the deduction limitations when it determines that doing so is in our the best interests and the best interests of our shareholders.

Accounting for Stock-Based Compensation

We have expensed equity grants in accordance with the requirements of the Financial Accounting Standards Board Accounting Standards Codification 718, Share-Based Payment) (“ASC 718”), beginning in 2006. ASC 718 requires companies to record the fair value of equity compensation as a compensation expense in their income statements. Our 2004 Stock Plan and 2005 Stock Incentive Plan, for which equity grants were issued prior to December 2011, and our 2010 Stock Plan, which was approved by our shareholders in December 2010, provide us with flexibility to grant multiple forms of equity-based compensation, which provides us with some opportunity to control compensation expense, as deemed appropriate by the Compensation Committee.

Our Compensation Policies and Practices as They Relate to Our Risk Management

Our Compensation Committee does not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Our Compensation Committee believes that any such risks are mitigated by, among other things:

•

The multiple elements of our compensation packages, including base salary, annual bonus programs and equity awards that vest over multiple years and are intended to motivate employees to take a long-term view of our business.

•

The structure of our annual cash bonus program, which is based on our generating net income before taxes, encourages decision-making that is in our best long-term interests and the best long-term interests of our shareholders as a whole.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the Compensation Committee has recommended to the Board (and the Board has approved) that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Mark S. Ain (Chair)

Jorge L. Titinger

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2013 (such persons are sometimes collectively referred to herein as the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
David G. Tacelli	2013	$600,000	$934,400	$—	$18,268	$1,552,668
President and Chief Executive Officer	2012	$593,750	$924,800	$—	$18,455	$1,537,005
	2011	$575,000	$1,059,200	$718,750	$23,404	$2,376,354

Mark J. Gallenberger	2013	$380,400	$642,400	$—	$15,047	$1,037,847
Vice President, Chief Financial Officer and Treasurer	2012	$375,300	$635,800	$—	$15,076	$1,026,176
	2011	$360,000	$728,200	$450,000	$18,774	$1,556,974

Peter S. Rood	2013	$295,200	$233,600	$—	$8,414	$537,214
Vice President, Product Development and Operations	2012	$291,400	$231,200	$—	$8,665	$531,265
	2011	$280,000	$264,800	$280,000	$8,915	$833,715

Pascal Rondé(4)	2013	$349,372	$233,600	$—	$13,975	$596,947
Vice President, Global Field Operation	2012	$189,540	$833,750	$—	$8,108	$1,031,398

Stephen R. Wigley	2013	$260,000	$233,600	$—	$8,638	$502,238
Vice President, Marketing	2012	$235,000	$231,200	$—	$7,896	$474,096
	2011	$220,000	$132,400	$220,000	$7,445	$579,845

(1)	Represents the aggregate grant date fair value of the stock awards granted during the fiscal year calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the named executive officer with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013.

(2)	Non-equity incentive plan compensation represents amounts payable under our annual cash incentive bonus plan, which is discussed further on page 28 of this proxy statement. As described elsewhere in this proxy statement, no amounts were awarded under the annual cash incentive bonus plan during fiscal years 2012 or 2013.

(3)	Consists of our 401(k) matching funds and the value of excess group life policies for Messrs. Tacelli, Gallenberger, Rood and Wigley. Mr. Rondé’s amounts reflect the value of Mr. Rondé’s car allowance.

(4)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euros. For the purpose of this disclosure we converted his monthly salary using each month’s exchange rate and totaled the monthly USD amounts.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2013

The following table sets forth information concerning each award made to a named executive officer during fiscal 2013 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or any other property may be received.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
David G. Tacelli			$0	$300,000	$1,200,000	—	—
	8/28/2012	(1)	—	—	—	160,000	$934,400
Mark J. Gallenberger			$0	$190,200	$608,640	—	—
	8/28/2012	(1)	—	—	—	110,000	$642,400
Pascal Rondé			$0	$174,686	$436,715	—	—
	8/28/2012	(1)	—	—	—	40,000	$233,600
Peter S. Rood			$0	$147,600	$295,200	—	—
	8/28/2012	(1)	—	—	—	40,000	$233,600
Stephen R. Wigley			$0	$130,000	$260,000	—	—
	8/28/2012	(1)	—	—	—	40,000	$233,600

(1)	Represents RSU grants with time-based vesting.

(2)	Computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

The following table sets forth information concerning stock options that have not been exercised, RSUs that have not vested and equity incentive plan awards for each of the named executive officers as of July 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David G. Tacelli	45,000	0	$41.49	09/18/2013	160,000(2)	$857,600
	32,500	0	$16.26	09/23/2014	120,000(3)	$643,200
	17,500	0	$23.40	12/08/2014	80,000(4)	$428,800
					36,000(5)	$192,960

Mark J. Gallenberger	30,000	0	$41.49	09/18/2013	110,000(2)	$589,600
	21,666	0	$16.26	09/23/2014	82,500(3)	$442,200
	11,666	0	$23.40	12/08/2014	55,000(4)	$294,800
					22,667(5)	$121,495

Peter S. Rood	30,000	0	$25.98	06/15/2014	40,000(2)	$214,400
	4,333	0	$16.26	09/23/2014	30,000(3)	$160,800
	2,333	0	$23.40	12/08/2014	20,000(4)	$107,200
					9,778(5)	$52,410

Stephen R. Wigley	1,666	0	$41.49	09/18/2013	40,000(2)	$214,400
	1,082	0	$16.26	09/23/2014	30,000(3)	$160,800
	583	0	$23.40	12/08/2014	10,000(4)	$53,600
	666	0	$12.21	04/13/2015	2,084(5)	$11,170

Pascal Rondé					40,000(2)	$214,400
					86,250(6)	$462,300

(1)	Based on $5.36 per share, the closing price of our common stock on The NASDAQ Global Market on July 31, 2013.

(2)	Vests in four equal installments on August 28, 2013, 2014, 2015 and 2016.

(3)	Vests in three equal installments on September 14, 2013, 2014 and 2015.

(4)	Vests in two equal installments on October 27, 2013 and 2014.

(5)	Final installment vests on September 28, 2013.

(6)	Vests in three equal installments on February 22, 2014, 2015 and 2016.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2013

The following table sets forth information concerning the exercise of stock options and the vesting of stock awards during fiscal 2013 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
David G. Tacelli	—	—	153,500	$897,205
Mark J. Gallenberger	—	—	88,083	$515,407
Pascal Rondé	—	—	28,750	$188,313
Peter S. Rood			34,777	$203,616
Stephen R. Wigley	—	—	18,333	$107,265

(1)	Value realized upon vesting is based on the closing price of our common stock on The NASDAQ Global Market on the applicable vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

We entered into change-of-control agreements with Mr. Tacelli on March 2, 1998, Mr. Gallenberger on October 3, 2000, and Mr. Rood on October 1, 2004. The change-of-control agreements, each of which was amended in October 2008 to provide for compliance with Section 409A, have three-year terms, which terms extend for one year upon each anniversary unless a notice not to extend is given by us.

Under these agreements, if a change-of-control of the Company occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change-of-control of the Company. If we terminate the executive’s employment (other than for cause, death or disability) or if the executive terminates for good reason during such three-year period or for any reason during the 30-day period following the first anniversary of the change-of-control (or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control), the executive is entitled to receive severance compensation.

The terms “change-of-control,” “cause” and “good reason” are each defined in the agreements. “Change-of-control” means, in summary: the acquisition by a person or group of 20% or more of our outstanding stock; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where our shareholders receive 50% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company. “Cause” means, in summary: the executive’s willful and continued failure to substantially perform his reasonable assigned duties, which failure continues after written notice; or the executive’s willful engagement in illegal conduct or gross misconduct injurious to the Company. “Good reason” means, in summary: a diminution on the executives’ position, authority or responsibilities; a reduction in his salary or benefits; a relocation of the executive; a breach of an employment contract with the executive; or a resignation by the executive, for any reason, during the 30-day period immediately following the one-year anniversary of the change-of-control.

If severance compensation is payable under an agreement, the executive would receive a lump sum cash payment paid within 30 days of termination equal to the sum of (a) our accrued obligations through the date of termination for base pay and prorated bonus based upon the higher of (i) the annual variable incentive compensation paid for the most recently completed fiscal year after the change-of-control or (ii) the average of the annual variable incentive compensation paid for the two of the last three full fiscal years prior to the change-of-control in which such amounts were the highest (the “Highest Annual Bonus”) and (b) an amount equal to one or two times the executive’s then base salary plus the Highest Annual Bonus. Additionally, the executive would also receive continued health benefits for two years and outplacement services.

Our 2004 Stock Plan and the award agreements thereunder provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control event. In summary, a “change in control event” is defined in the 2004 Stock Plan as: the acquisition by a person or group of 20% or more of our outstanding stock; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where our shareholders receive 60% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on our Board prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

Credence Systems Corporation’s (“Credence”) 2005 Stock Incentive Plan and the award agreements thereunder also provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control. In summary, a “change in control” is defined in the 2005 Stock Incentive Plan as: the acquisition by a person or group of 50% or more of the outstanding stock of the Company pursuant to a tender or exchange offer that a majority of the non-affiliated members of the Board do not recommend that shareholders accept; or a change of a majority of the Board over a three-year period by reason of contested elections. In addition, the 2005 Stock Incentive Plan provides that all unvested RSUs will become vested in full if such RSUs are not assumed or replaced in connection with a corporate transaction. In summary, a “corporate transaction” is defined in the 2005 Stock Incentive Plan as: a merger or consolidation of the Company in which the Company is not the surviving entity; a sale of all or substantially all of the Company’s assets; the complete liquidation or dissolution of the Company; any reverse merger in which the Company is the surviving entity, but where shareholders of the Company hold less than 60% of the stock of the resulting company; or the acquisition by a person or group of 50% or more of the outstanding stock of the Company.

Our 2010 Stock Plan and the award agreements thereunder provide that all unvested RSUs will become vested in full if the participant is terminated without cause (as defined in the award agreement) or for good reason (as defined in the award agreement) within one year after a change in control event. In summary, a “change in control event” is defined in the 2010 Stock Plan as: the acquisition by a person or group of 20% or more of our outstanding stock; a change of a majority of the Board without approval of the Board; consummation of a reorganization, merger, consolidation or asset sale, except where our shareholders receive 60% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Board of the Company prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or the approval of a liquidation or dissolution of the Company.

In the change-of-control agreements, we have also agreed to reimburse the executive for any excise tax due on any severance compensation (whether under the change-of-control agreements or otherwise), including any additional federal, state and local income tax consequences, as a result thereof.

Each of Messrs. Tacelli, Gallenberger and Rood waived his rights under his change-of-control agreement in connection with the merger with Credence Systems Corporation (“Credence”).

Mr. Rondé is employed by our subsidiary in France, and pursuant to the Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres),” which is also applicable to all employees of our French subsidiary, if Mr. Rondé retires from the Company he may be entitled to receive a social payment from the Company. In Mr. Rondé’s case, such social payment could be an amount up to two months of his then current salary.

Mr. Rondé is party to an employment agreement with our French subsidiary. Pursuant to the terms of Mr. Rondé’s employment agreement, if Mr. Rondé’s employment is terminated for any reason, other than as a result of his gross or willful misconduct, at any time during the term of his employment agreement, then Mr. Rondé will be entitled to receive a payment equal to one times his then current annual gross base salary, provided that Mr. Rondé enters into a settlement agreement. To the extent that we are required to make such payment, we will not be required to make the social payment under the Collective Bargaining Agreement discussed in the previous paragraph. In addition, unless waived by us, upon his termination, Mr. Rondé will be subject to a non-competition agreement which will restrict him from working for certain of our competitors for a period of one year following his termination. During this non-competition period, Mr. Rondé will be entitled to receive a monthly payment equal to either 50% or 60% (as determined under French law) of his average monthly salary over the twelve months preceding the month in which he is terminated.

The following table describes the potential payments, benefits and value of acceleration of vesting applicable to RSUs that each of Messrs. Tacelli, Gallenberger, Rood and Rondé would be entitled to receive if a change-of-control (which qualified as such under his change-of-control agreement, and as a change in control event and a change in control under the 2004 Stock Plan, 2005 Stock Incentive Plan, and 2010 Stock Plan respectively) occurred on July 31, 2013, the last day of fiscal 2013, and his employment was terminated without cause or for good reason (or in the case of Mr. Rondé’s a termination other than for gross or willful misconduct) concurrent with the end of fiscal 2013 on that date. Actual amounts payable to each executive listed below upon his termination can only be determined definitively at the time of each executive’s actual termination.

Name	Cash Payment ($)(1)	Value of Accelerated Vesting on Equity Awards ($)(2)	IRC 280G Gross-Up Amount ($)(3)	Continuation of Healthcare Benefits ($)(4)	Outplacement Benefits	Total ($)
David G. Tacelli	$1,918,500	$2,122,560	$—	$49,816	$30,000	$4,120,876
Mark J. Gallenberger	$1,210,800	$1,448,095	$—	$49,816	$30,000	$2,738,711
Peter S. Rood	$435,200	$534,810	$—	$17,532	$30,000	$1,017,542
Pascal Rondé(5)	$349,372	$676,700	$—	$—	$—	$1,026,072

(1)	This amount, which in the case of Messrs. Tacelli and Gallenberger represents two times the named executive officer’s current base salary plus bonus based on the Highest Annual Bonus, and in the case of Messrs. Rood and Rondé represents one times the named executive officer’s current base salary plus bonus based on the Highest Annual Bonus, is due within 30 days of termination.

(2)	This amount reflects a valuation of the acceleration of the named executive officer’s outstanding unvested RSUs calculated based on the closing price of our common stock on The NASDAQ Global Market on Tuesday, July 31, 2013. The actual amount received by the named executive officer upon the sale of shares received under RSUs will depend on the market value at the time of such sale.

(3)	The change-of-control agreements with Messrs. Tacelli, Gallenberger and Rood provides for our reimbursement of the excise and tax liability due on the separation pay under Sections 280G and 4999 of the Code, which amount is grossed up to cover income taxes due on such reimbursement. Any such amounts would represent amounts due to taxing authorities and would not be retained by the executive. No gross up amounts would have been payable if a qualifying termination occurred on July 31, 2013. The employment agreement with Mr. Rondé does not provide for a gross up to cover any taxes payable by employees, including any such taxes under Sections 280G and 4999 of the Code.

(4)	This value is based on the type of insurance coverage we carried for Messrs. Tacelli, Gallenberger and Rood as of July 31, 2013 and is valued at the premiums then in effect.

(5)	Amounts paid to Mr. Rondé are paid in Euros, based on an annual salary of 270,000 Euro. For the purpose of this disclosure we converted the fiscal 2013 Euro amount to U.S. Dollars at an exchange rate of 1.2939716 U.S. Dollars per Euro, which is the August 1, 2012 to July 31, 2013 average.

Retention Agreement

We entered into a retention agreement with Mr. Gallenberger in July 2008 in connection with the merger with Credence. Pursuant to the retention agreement, Mr. Gallenberger (1) will serve as our Chief Financial Officer, (2) is eligible to receive an annual target bonus equal to 50% of his annual base salary, (3) received a one-time grant of 41,667 RSUs in connection with the closing of the merger with Credence and (4) received an additional grant of 55,000 RSUs in connection with our routine fiscal 2009 annual equity grants to executive officers. Also under the retention agreement, if Mr. Gallenberger’s employment with us is terminated by us without cause or by Mr. Gallenberger for good reason (as those terms are defined in the retention agreement), Mr. Gallenberger will be entitled to receive (1) payment of his then-current base salary for a period of 12 months following the termination date, payable in accordance with our regularly established payroll procedure, (2) payment of 100% of his target bonus for the fiscal year in which employment is terminated, (3) for 12 months following the date of his termination, continuation of payment by us of the same portion of his group health insurance premium as we paid at the time of Mr. Gallenberger’s termination (and he will be able to continue coverage for a longer period, if eligible, at his own expense), and (4) all outstanding and unvested RSUs granted to Mr. Gallenberger by us prior to the completion of the merger (including the 96,667 RSUs granted to Mr. Gallenberger pursuant to the retention agreement) will accelerate and become vested in full all of which have vested as of October 8, 2012. To the extent Mr. Gallenberger is due benefits under his change-of-control agreement, such amounts will be offset by any comparable benefits due under the retention agreement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information relating to our compensation plans as of July 31, 2013.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in first column)
Equity compensation plans approved by security holders	2,919,244	$11.48	5,947,265	*
Equity compensation plans not approved by security holders	—	—	—

Total	2,919,244	$11.48	5,947,265	*

*	Includes 712,886 shares available for issuance under an employee stock purchase plan that is intended to qualify as such under Section 423 of the Internal Revenue Code. In addition to being available for future issuance upon exercise of options that may be granted after July 31, 2013, 5,234,379 shares under the 2010 Stock Plan may be issued in the form of restricted stock, restricted stock units, stock appreciation rights, performance shares or other equity based awards.

DIRECTOR COMPENSATION

Directors who are not our employees receive cash and equity compensation and reimbursement of their travel expenses for attending meetings. The cash compensation is a combination of a retainer and meeting fees. Directors who are not our employees receive a retainer of $30,000 per year, payable on a quarterly basis, a fee of $3,000 for each Board meeting attended, a fee of $1,500 for each Audit Committee meeting attended, $1,250 for each Compensation Committee meeting attended and $1,000 for each Corporate Governance and Nominating Committee meeting attended. The Chairman of the Board receives an additional $20,000 annual retainer payment, payable on a quarterly basis. The Audit Committee Chairman, the Compensation Committee Chairman and the Corporate Governance and Nominating Committee Chairman receive $3,000, $2,500 and $2,000, respectively, for their attendance at each such committee meeting. In addition to the cash compensation, each non-employee director receives a grant of 12,000 RSUs on or around the date of each Annual Meeting of the Shareholders, for annual board membership, all of which vest fully on the first anniversary of the grant date. Employee directors receive no separate, additional compensation for their services as directors.

The Compensation Committee reviews and makes recommendations periodically to the full Board regarding director compensation. The Compensation Committee evaluates the Board’s annual retainer, meeting fees and equity compensation, and compares these to benchmarking data prepared by its independent compensation consultant in prior years using a similar peer group to the peer group listed above for executive compensation under “Compensation of Executive Officers–Compensation Discussion and Analysis–Benchmarking.”

The following table provides compensation information for fiscal 2013 for each director other than David G. Tacelli, whose compensation is disclosed in the Summary Compensation Table on page 32:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Mark S. Ain	$59,250	$67,920	$0	$0	$127,170
Roger W. Blethen	$70,000	$67,920	$0	$0	$137,920
Stephen M. Jennings(4)	$41,000	$67,920	$0	$0	$108,920
Roger J. Maggs	$55,000	$67,920	$0	$0	$122,920
Jorge Titinger	$40,000	$135,840	$0	$0	$175,840
Bruce R. Wright	$61,000	$67,920	$0	$0	$128,920
Ping Yang(5)	$29,000	$—	$0	$0	$29,000

(1)	In November 2012, each non-employee director received a grant of 12,000 RSUs, which will vest on November 28, 2013. Jorge Titinger received an additional 12,000 RSUs upon joining the board in August 2012, which will vest on August 28, 2013.

(2)	Represents the aggregate grant date fair value of the stock awards granted during fiscal 2013 calculated in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent actual amounts paid to or realized by the director with respect to these stock awards. For more information regarding the methods and assumptions used in determining compensation expense in accordance with ASC 718, refer to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013.

(3)	As of July 31, 2013, non-employee directors had the following option awards and stock awards outstanding:

Name	Aggregate # of Shares Subject to Outstanding Option Awards	Aggregate # of Shares Subject to Outstanding Stock Awards
Mark S. Ain	13,498	12,000
Roger W. Blethen	144,832	12,000
Roger J. Maggs	19,165	12,000
Jorge Titinger	—	24,000
Bruce Wright	15,194	12,000

(4)	Mr. Jennings resigned from the Board effective February 25, 2013.

(5)	Mr. Yang’s term as a director ended on November 28, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NASDAQ rules require us to conduct an appropriate review of all related party transactions which are required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. In its charter, the Audit Committee is given responsibility to review and approve any such related party transactions in accordance with our Business Conduct Policy and NASDAQ rules, including review and oversight for potential conflicts of interest.

We review all relationships and transactions known to us in which we and our directors and executive officers or their immediate family members or other related parties are participants to determine whether such persons have direct or indirect material interests. Our Business Conduct and Ethics Policy contains provisions to identify and disclose related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

During fiscal 2013, no related party transaction requiring disclosure in the proxy statement was identified or submitted to the Audit Committee for approval.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Based solely on our review of copies of such filings by our directors, executive officers, and 10% shareholders, or written representations from certain of those persons, we believe that all filings required to be made by those persons during fiscal 2013 were timely made, except for late filings by each of Messrs. Tacelli, Gallenberger, Rood, Wigley, and Ronde. Each of these officers inadvertently filed a Form 4 reporting grants of restricted stock units on August 28, 2012 after the deadline due to an administrative error.

SHAREHOLDER PROPOSALS

Shareholder proposals to be submitted for vote at the 2014 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to us on or before July 2, 2014 for inclusion in the proxy statement for that meeting. In order to minimize controversy as to the date on which we receive a proposal, we suggest that proponents submit their proposals by Certified Mail—Return Receipt Requested. If a shareholder who wishes to present a proposal at the 2014 Annual Meeting of Shareholders that is not intended to be included in the proxy statement for the 2014 Annual Meeting of Shareholders then the shareholder must provide written notice to the Secretary of the Company no later than September 15, 2014 of such non-Rule 14a-8 shareholder proposal. A proposal that is submitted outside of these time periods will not be considered to be timely and, pursuant to Rule 14a-4(c)(1) under the Exchange Act and if a shareholder properly brings the proposal before the 2014 Annual Meeting of Shareholders, the proxies that management solicits for that meeting will have discretionary authority to vote on the shareholder’s proposal. If a shareholder fails to provide timely notice of a proposal to be presented at the 2014 Annual Meeting of Shareholders, the chairman of the meeting may exclude the proposal from being brought before the meeting. If we change the date of the 2014 Annual Meeting of Shareholders so that it falls on a date that is either more than 30 days before or after December 10, 2014, to be considered timely, any written notice of any such non-Rule 14a-8 shareholder proposal will need to be delivered to the Secretary of the Company a reasonable period of time before the date on which proxy materials for the 2014 Annual Meeting of Shareholders are distributed.

Our By-laws set forth the procedures a shareholder must follow to nominate a director for election at a shareholder meeting. Shareholders who wish to nominate a candidate for director at the 2014 Annual Meeting of Shareholders must provide written notice at least 60 days in advance of such meeting to the Secretary of the Company, together with such information concerning the identity, background and experience of the nominee as the Board may require, along with any other information that may be required in a proxy statement soliciting proxies for the election of the nominee as a director of the Company.

OTHER MATTERS

As of this date, our management knows of no business which may properly come before the 2013 Annual Meeting other than that stated in the Notice of Meeting accompanying this proxy statement. Under our By-laws, the deadline for shareholders to notify us of any proposals or director nominations to be presented at the 2013 Annual Meeting has passed. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice and, if applicable, our proxy materials and 2013 annual report to shareholders may have been sent to multiple shareholders in a household. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials and 2013 annual report to any shareholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, the proxy materials and 2013 annual report, shareholders may write, email or call us at: Investor Relations, LTX-Credence Corporation, 825 University Avenue, Norwood, Massachusetts 02062; or 781-461-1000. If a shareholder is receiving multiple copies of any of these documents and would like to receive only one copy per household, the shareholder should contact his, her or its bank, broker or other nominee record holder. Alternatively, the shareholder may contact us at the above-referenced address or telephone number.

COLIN J. SAVOY, Secretary

October 30, 2013

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern time, on December 9, 2013.

Vote by Internet • Go to www.envisionreports.com/LTXC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the director nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4.

1.	To elect three Class III Directors, each to serve as members of the Board of Directors for three-year terms:									+
		For	Withhold		For	Withhold		For	Withhold

	01 - Mark S. Ain	☐	☐	02 - David G. Tacelli	☐	☐	03 - Jorge L. Titinger	☐	☐

				For Against Abstain				For	Against	Abstain

2.

To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement, including the disclosures under the heading “Compensation Discussion and Analysis,” the compensation tables, and any related materials included in the proxy statement.

				☐ ☐ ☐	3. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for its fiscal year ending July 31, 2014.			☐	☐	☐

4.	To consider one non-binding shareholder proposal regarding majority voting in director elections.			☐ ☐ ☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01Q21C

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LTX-CREDENCE CORPORATION

825 University Avenue

Norwood, MA 02062

PROXY FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David G. Tacelli and Mark J. Gallenberger or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on this card all of the shares of common stock of LTX-Credence Corporation (the “Company”) held of record by the undersigned on October 15, 2013, at the Annual Meeting of Shareholders to be held on December 10, 2013, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all the director nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your shares.

Your vote is important. Please vote immediately. If you vote over the Internet or by telephone, please do not mail your card.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE